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                          May 21, 2020

       Romeo Cerutti
       General Counsel
       Credit Suisse Group AG
       Paradeplatz 8, 8001
       Zurich, Switzerland

                                                        Re: Credit Suisse Group
AG
                                                            Registration
Statement on Form F-3
                                                            Filed May 15, 2020
                                                            File No. 333-238458

       Dear Mr. Cerutti:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact David
Gessert at 202-551-2326 with any questions.




                          Sincerely,


                          Division of Corporation Finance

                          Office of Finance